February 25, 1997



Empire Fidelity Investments Life Insurance Company
Empire Fidelity Investments Variable Annuity Account A
One World Financial Center
New York, New York  10281

Re:Registration Nos. 33-42376 and 33-54924

Ladies and Gentlemen:

We are counsel to Empire Fidelity Investments Life Insurance
Company (the "Company") and to Empire Fidelity Investments
Variable Annuity Account A (the "Variable Account") in connection with the sale of variable annuity contracts, an indefinite number of which contracts has been registered with the Securities and Exchange Commission (the "Commission") pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. The Company and the Variable Account are preparing to file a Rule 24f-2 Notice with the Commission pursuant to which the registration of $117,155,274 worth of such securities issued during the fiscal year ended December 31, 1996 is made definite.

Based on our examination of the relevant documents contained in the Variable Account's registration statement, and assuming that the variable annuity insurance contracts were issued in accordance with the terms described in that registration statement, that the Variable Account received payment for the contracts, and that the appropriate action was taken to qualify the sale of the variable annuity insurance contracts under applicable state laws, we are of the opinion that the variable annuity insurance contracts are legal and binding obligations of the Variable Account in accordance with their terms and are nonassessable.

We consent to the filing of this opinion, in connection with the Rule 24f-2 Notice, with the Securities and Exchange Commission.

Very truly yours,



/s/JORDEN,BURT,BERENSON&JOHNSON,LLP